                                                                EXHIBIT 10.7

                             ATLANTIC REALTY TRUST
                                747 Third Avenue
                            New York, New York 10017

                                  May 10, 1996




RPS Realty Trust
(now named Ramco-Gershenson Properties Trust)
27600 Northwestern Highway, Suite 200
Southfield, Michigan  48034


     Re: Ramco Acquisition

Gentlemen:

     Reference is made to the Amended and Restated Master Agreement, dated as of December 27, 1995, as amended by the First Amendment to the Amended and Restated Master Agreement, dated as of March 19, 1996, among the RPS Realty Trust, a Massachusetts business trust ("RPS"), Ramco-Gershenson, Inc., a Michigan corporation, Dennis Gershenson, Joel Gershenson, Bruce Gershenson, Richard Gershenson, Michael A. Ward, Michael A. Ward, Trustee U/T/A dated 2/22/77, as amended, Ramco-Gershenson Properties Trust, L.P., a Delaware limited partnership, and the affiliates of Ramco listed on Schedule A thereto (as amended, the "Master Agreement"). Capitalized terms used and not otherwise defined in this letter agreement shall have the meanings set forth in the Master Agreement.

     This letter agreement confirms and memorializes our agreement with RPS as follows:

     1. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Atlantic Realty Trust, a Maryland real estate investment trust ("Atlantic"), hereby assumes and agrees to be liable for, and agrees to pay, perform and discharge as they become due, all Excluded Expenses (other than amounts payable to Joel M. Pashcow under Section 3(b)(ii) of the Termination Agreement between RPS and Joel M. Pashcow, dated March 26, 1996) that were incurred or are the responsibility of RPS under the Master Agreement and which were not paid for by RPS at or prior to the Closing (collectively, the "Assumed Liabilities").

     2. Atlantic shall indemnify, defend and hold harmless RPS from and against any and all Assumed Liabilities and any and all liabilities, costs and expenses in connection with any claims, actions, suits or proceedings arising out of or resulting from the Assumed Liabilities. If RPS shall receive notice of any such claim, action, suit or proceeding, shall promptly notify Atlantic which shall be entitled and obligated to defend or settle the same through its own counsel and its own expense, but RPS, shall provide any corporation reasonably requested by Atlantic.

     3. Each of Atlantic and RPS hereby agrees to take or cause to be taken such further action, to execute, deliver and file a cause to be executed, delivered and filed such further documents and instruments, and may be necessary or it may be reasonably requested in order to effectuate fully the purposes, terms and conditions of this letter agreement.

     4. This letter agreement shall be binding upon and shall inure to the benefit of the parties hereof and their respective successors, heirs, executives, administratives, legal representatives and assignees.

     5. This letter agreement shall be governed by and in accordance with the laws of the State of New York, without giving effect to conflict of laws.


                                   Very truly yours,

                                   ATLANTIC REALTY TRUST



                                   By: /s/ Edwin R. Frankel
                                       -------------------------
                                       Name: Edwin R. Frankel
                                       Title: